EXHIBIT 5.1

              [Paul, Weiss, Rifkind, Wharton & Garrison Letterhead]

                                                                    May 15, 1998


CD Radio Inc.
Sixth Floor, 2175 K Street, N.W.
Washington DC 20037


                                CD Radio Inc. --
                       Registration Statement on Form S-3
                              Registration No. 333-
                       ----------------------------------

Ladies and Gentlemen:

         In connection with the Registration Statement (the "Registration Statement") referred to above, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested by CD Radio Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the legality of the shares of the Common Stock, par value $.001 per share (the "Common Stock"), registered thereunder.

         In connection with the furnishing of this opinion, we have reviewed (i) the Registration Statement (including all amendments thereto filed on or prior to the

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CD Radio Inc.                                                                  2

date hereof); (ii) the Company's Certificate of Incorporation and the By-laws of the Company; and (iii) records of certain of the Company's corporate proceedings. We also have examined and relied upon representations as to factual matters contained in certificates of officers of the Company, and have made such other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below. In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents.

         Capitalized terms used in this letter and not otherwise defined have the meanings specified in the form of Prospectus included in the Registration Statement.

         Based upon the foregoing, we are of the opinion that, when issued upon conversion of the 10 1/2 % Series C Convertible Preferred Stock or upon exercise of the warrants granted pursuant to the Everest Common Stock Purchase Warrant Agreement or the Ravich Common Stock Purchase Warrant Agreement, as the case may be, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted

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CD Radio Inc.                                                                  3

to practice in the State of Delaware. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.


                                    Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
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                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON